Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 25, 2021
Registration Statement Nos. 333-233850 and 333-233850-02

** UPDATED MIN DENOM CLS E

Joint Leads: Barclays (str), Wells Fargo
Co-Managers: Blackstone, Citi, Citizens, Deutsche Bank

Anticipated Capital Structure:
CL	$AMT	WAL	Rtg(M/S)	WIN	E.FINAL	SPREAD	YIELD	COUPON	PRICE
A-1	108.000	0.13	P-1/A-1+	1-2	04/21	IntL+3		0.17472%	100.00000
A-2	313.050	0.50	Aaa/AAA	2-10	12/21	EDSF+13	0.301%	0.30%	99.99960
A-3	107.480	1.13	Aaa/AAA	10-16	06/22	EDSF+16	0.342%	0.34%	99.99802
B	158.090	1.70	Aa2/AA	16-24	02/23	EDSF+32	0.506%	0.50%	99.99072
C	182.870	2.53	A2/A	24-36	02/24	IntS+52	0.751%	0.74%	99.97536
D	135.670	3.45	Baa3/BBB	36-47	01/25	IntS+78	1.092%	1.08%	99.96778
E	108.540	4.03	NR/BB	47-48	02/25	IntS+185	2.229%	2.21%	99.96635
- Transaction Details -
*	Ticker: EART 2021-1
*	Expected Settle: 2/3/2021
*	Deal Size: $1.113+bn
*	First Pay Date: 3/15/2021
*	Registration:	*	ERISA Eligible:
	Classes A-D: SEC Reg		Classes A-D: Yes
	Class E: 144A / Reg S / IAI		Class E: No
*	Expected Ratings: Moody’s, S&P
		*	Min Denoms:
*	Pricing Speed: 1.50% ABS to 10% Call		Classes A-D: $1K x $1K
Class E: $1.155mm x $1K
*	Expected Pricing : PRICED

- Materials -
*	Prelim Prospectus/POM: Attached
*	Ratings FWP : Attached
*	Intex Dealname : bcgeart_2021-1 / PW: 4UJ7
*	Roadshow URL : https://dealroadshow.com
Entry Code (Case Sensitive): EART211

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. By calling 1-888-603-5847.